Exhibit 99.2

AMENDMENT NO. 4 TO THE BYLAWS
OF
PHARMACYTE BIOTECH, INC.
June 14, 2018

Pursuant to Article 8 of the Amended and Restate Bylaws (“Bylaws”) of PharmaCyte Biotech, Inc., a corporation organized and existing under the laws of the State of Nevada (“Corporation”), the Corporation hereby certifies that:

ONE: The Bylaws are hereby amended by this Amendment as follows:

Article 4, Section 9 is hereby deleted in its entirety and replaced with the following:

“Section 9. VOTING. Only persons in whose names shares entitled to vote stand on the stock records of the corporation on the day of any meeting of Shareholders, unless some other day be fixed by the Board of Directors for the determination of Shareholders of record, and then on such other day, shall be entitled to vote at such meeting.

Provided the candidate's name has been placed in nomination prior to the voting and one or more Shareholders has given notice at the meeting prior to the voting of the Shareholder's intent to cumulate the Shareholder's votes, every Shareholder entitled to vote at any election for Directors of any corporation for profit may cumulate their votes and give one candidate a number of votes equal to the number of Directors to be elected multiplied by the number of votes to which his or her shares are entitled to, or distribute his or her votes on the same principle among as many candidates as he or she thinks fit.

The candidates receiving the highest number of votes up to the number of Directors to be elected are elected.

The Board of Directors may fix a time in the future not exceeding sixty (60) days preceding the date of any meeting of Shareholders or the date fixed for the payment of any dividend or distribution, or for the allotment of rights, or when any change or conversion or exchange of shares shall go into effect, as a record date for the determination of the Shareholders entitled to notice of and to vote at any such meeting, or entitled to receive any such dividend or distribution, or any allotment of rights or to exercise the rights in respect to any such change, conversion or exchange of shares. In such case only Shareholders of record on the date so fixed shall be entitled to notice of and to vote at such meeting, to receive such dividends, distribution or allotment of rights, or to exercise such rights, as the case may be notwithstanding any transfer of any share on the books of the corporation after any record date fixed as aforesaid.

The Board of Directors may close the books of the corporation against transfers of shares during the whole or any part of such period.

TWO: Except as expressly amended by the terms of this Amendment, all the terms and provisions of the Bylaws shall remain in full force and effect, and shall not be deemed modified, altered, or otherwise affected by this Amendment.

THREE: This Amendment has been duly adopted in accordance with the provisions of Article 8 of the Bylaws by the Board of Directors of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by its Chief Executive Officer as of the date first written above.

PHARMACYTE BIOTECH, INC.

By: /s/ Kenneth L. Waggoner
Kenneth L. Waggoner, Chief Executive Officer